                                                                    Exhibit 12.1

                       JOHN HANCOCK LIFE INSURANCE COMPANY

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                 (Excluding Interest Credited to Policyholders)

                              (Dollars in millions)



                                                      2001       2000       1999       1998       1997
                                                    ---------- ---------- ---------- ---------- ---------
Earnings: (a)
   Income before provision for income taxes            $767.4   $1,101.1     $217.1     $610.1    $570.5
   Add fixed charges                                     60.2       64.6       71.8       78.8      79.3
                                                    ---------- ---------- ---------- ---------- ---------

Earnings                                               $827.6   $1,165.7     $288.9     $688.9    $649.8

Fixed charges:
   Interest on debt and capitalized leases (b)         $ 59.0   $   62.6     $ 70.1     $ 76.7    $ 76.9
   Amortization of direct financing costs                   -          -          -          -         -
   Amortization of discount on debt                         -          -          -          -         -
   Interest element of rentals                            1.2        2.0        1.7        2.1       2.4
                                                    ---------- ---------- ---------- ---------- ---------

Total fixed charges                                    $ 60.2   $   64.6     $ 71.8     $ 78.8    $ 79.3

Ratio of Earnings to Fixed Charges                       13.7       18.0        4.0        8.7       8.2


(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.

(b) This amount reflects both long and short-term debt and includes amortization of debt issuance costs and amortization of discount on debt.